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                                                                     Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)



                                                    Thirteen Weeks Ended
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                                             August 24, 1997     August 25, 1996
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Consolidated Earnings from Operations
  before Income Taxes......................      $36,250             $28,893
Plus Fixed Charges.........................        9,052               9,588
Less Capitalized Interest..................         (286)               (455)
                                                 -------             -------
Consolidated Earnings from Operations
  before Income Taxes Available to Cover
  Fixed Charges............................      $45,016             $38,026
                                                 =======             =======
Ratio of Consolidated Earnings to Fixed
  Charges..................................         4.97                3.97
                                                 =======             =======
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